Classification: Confidential CONTACT Jordan DuShane (Media Relations) December 12, 2025 Jordan.dushane@53.com Matt Curoe (Investor Relations) matt.curoe@53.com | 513-534-2345 Fifth Third Announces Changes to its Board of Directors CINCINNATI — Fifth Third (Nasdaq: FITB) today announced that Thomas H. (Hal) Harvey will retire f rom its Board of Directors, and Priscilla Almodovar will join the Board, ef fective January 7, 2026. “Hal’s expertise and counsel have been invaluable to Fifth Third,” said Tim Spence, chairman, CEO and president of Fifth Third. “His deep knowledge of financial services and corporate governance, combined with his leadership in energy innovation and commitment to ethical business standards, has helped shape our governance practices. We are grateful for his years of service and trusted guidance.” Almodovar is a seasoned business executive with over 35 years of leadership in complex, regulated organizations. Most recently, she served as President and Chief Executive Officer of Fannie Mae, where she led the $4.1 trillion government-sponsored enterprise through a period of strategic transformation and innovation. Before Fannie Mae, Almodovar was President and CEO of Enterprise Community Partners, a national nonprofit focused on affordable housing, where she launched a $3.5 billion initiative to expand housing opportunities for underserved communities. Earlier in her career, she was a Managing Director at JPMorgan Chase, overseeing two national real estate businesses, and prior to that she led the New York State Housing Finance Agency and State of New York Mortgage Agency, making them the largest issuer of housing bonds in the U.S. during her tenure. Almodovar will serve on the Bancorp’s Nominating and Corporate Governance, and Risk and Compliance Committees. “We are thrilled to welcome Priscilla to our Board,” Spence continued. “Priscilla brings exceptional leadership experience and a record of collaboration. Her strategic vision and proven ability to navigate complex markets will be invaluable as we continue to deliver innovative solutions for our customers and communities.” "I’m honored to join Fifth Third’s Board and contribute to its mission of delivering exceptional value to customers, shareholders and communities," said Almodovar. "I look forward to working with my fellow Directors and Fifth Third’s leadership team to drive growth and innovation across the Bank’s footprint." ### About Fifth Third Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech- driven innovation, dedicated people and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere’s World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.

Classification: Confidential Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on the NASDAQ® Global Select Market under the symbol "FITB." Investor information and press releases can be viewed at www.53.com. Deposit and credit products provided by Fifth Third Bank, National Association. Member FDIC.